Exhibit 10.17
The MENTOR Network
Incentive Compensation Plan
Effective October 1, 2009

Table of Contents

Purpose of Plan	1
Incentive Compensation Philosophy	1
Incentive Plan Guiding Principles	2
Eligibility	2
Incentive Compensation Payout Opportunity	2
Performance Measurements	3
Calculation of Incentive Payouts	4
Making the Initial Calculation	4
Using Free Cash Flow or DSO Performance to Confirm or Modify the Initial Calculation	5
Using Quality of Services or Work to Confirm or Modify the Initial Calculation (as adjusted for Free Cash Flow or DSO performance)	5
Redistribution of Unallocated Incentive Compensation	6
In the Event that Calculated Payouts Exceed Funds Available to Pay Incentive Compensation	6
Discretionary Incentive Pool	6
Administration	6
Plan Changes	6
Management of Financial and Other Goals	7
Incentive Compensation Payouts	7
Approval of New Plan Entrants	7
Ongoing Eligibility Management	7
Participant Termination Provisions	8
Voluntary Terminations	8
Involuntary Terminations for Cause	8
Retirement and Death	8
Special Provisions Relating to Position and Status Changes	8
Promotions and Job Transfers	8
Interruptions in Work	9
Plan Year and Effective Date	9
Plan Amendments	9
Exhibit A: Eligibility, Weighting, and Target IC Opportunity for Management Positions	10
Exhibit B: Eligibility, Weighting, and Target IC Opportunity for Executive Positions	11
Annex 1: Examples of Incentive Compensation Payout Calculations	12

ii

Purpose of Plan
The purpose of The MENTOR Network Incentive Compensation Plan (the “Incentive Plan” or the “Plan”) is to provide executives, management, and other designated key employees with the opportunity to receive an annual cash incentive award for meeting performance goals that align with the business goals of The MENTOR Network (“The Network”).
Incentive Compensation Philosophy
As a national network of local human service providers, The Network’s mission is to provide high-quality home and community-based human services to individuals with mental retardation and developmental disabilities, at-risk children and youth with emotional, behavioral, or medically complex needs and their families, persons with acquired brain injury, individuals with physical disabilities, and the elderly. The Network’s vision is to provide these high-quality services to consumers in need across the United States. To achieve this vision, The Network’s primary business goal is to continuously improve the quality of services, thereby growing the business and increasing the equity value of The Network.
This Incentive Plan is intended to complement the other elements of total compensation such as base salary, merit increases, and benefits. The Plan is designed to align variable compensation with The Network’s primary business goals and to support achievement of these business goals by providing:
•	Incentives that closely align pay with the attainment of high-quality services and work and the attainment of financial goals affecting equity value, including: (1) adjusted EBITDA for The Network as reported to The Network’s private equity investor (“Adjusted EBITDA”); (2) contribution to overhead (“CTO”) for organizational units within The Network; (3) revenue; (4) adjusted free cash flow for The Network, as defined by the Compensation Committee at the beginning of each fiscal year (“Free Cash Flow”); and (5) days sales outstanding (“DSO”); and
•	Meaningful and competitive incentive compensation opportunities that attract and retain high performers at the executive and management levels.

Incentive Plan Guiding Principles
This Incentive Plan is based on a set of principles for providing an effective incentive compensation plan, which are:
•	Variable pay. Variable pay is an important component of total compensation for executives, management, and other key employees. This Incentive Plan provides the opportunity for participants to receive annual incentive compensation payouts based on performance. The opportunity available is related to a participant’s level of responsibility for and impact on The Network’s and/or organizational unit’s performance, expressed as a percentage of annualized base salary. (Throughout this document, “organizational unit” means operating subgroup, state, or, in the case of Minnesota, region, whichever applies to the individual participant. For example, for an Executive Director, the organizational unit is the group of states for which the Executive Director is responsible, which is a subgroup of the larger Operating Group.)

•	Alignment. Incentive payouts are directly linked to The Network’s business goals. The initial calculation of incentive payouts is based on actual Adjusted EBITDA and/or CTO and actual revenue compared against budgeted goals for The Network and/or organizational unit. In addition, the calculation factors in Free Cash Flow or the applicable level of DSO and the participants’ performance with regard to quality of services or work.

•	Clear line of sight. As much as possible, incentives are linked to goals that participants can see, understand, and impact.

•	Simplicity. The method for calculating incentive payouts and the goals on which incentive payouts are based are easily understood.
Eligibility
Eligibility for participation in the Incentive Plan is limited to employees in positions that have been approved for participation who are not eligible for participation under another cash incentive plan of The Network. In general, to be eligible, an employee must earn at least $50,000 in base salary (as adjusted for the local labor market based on Economic Research Institute or comparable data as determined by the Senior Director of Compensation and Benefits) and, for Program Manager and Program Director positions, must be responsible for programs with at least $250,000 expected CTO. Exceptions must be approved by the Chief Operating Officer (“COO”) and the Chief Financial Officer (“CFO”). For a list of management and other key positions that have been approved for participation, refer to Exhibit A. For a list of executive positions that have been approved for participation, refer to Exhibit B.
Incentive Compensation Payout Opportunity
A participant’s target incentive compensation opportunity is based on the participant’s level of responsibility for and impact on The Network’s business goals. Refer to Exhibit A for the target levels of incentive compensation payout opportunities available to management and other key positions, and to Exhibit B for executive payout opportunities.

Performance Measurements
Incentive compensation payouts are based on four performance measurements: (1) Adjusted EBITDA and/or CTO; (2) revenue; (3) Free Cash Flow or DSO; and (4) quality of services or work.
•	Adjusted EBITDA and/or CTO and revenue. An initial calculation of a participant’s incentive compensation (the “Initial Calculation”) is based on The Network’s and/or organizational unit’s Adjusted EBITDA and/or CTO and revenue measured against budget goals. Allocation between Network (Adjusted EBITDA) and organizational unit (CTO) performance is determined according to a participant’s position, as set out on Exhibits A and B. Adjusted EBITDA/CTO performance is weighted 75 percent and revenue performance is weighted 25 percent.
•	Free Cash Flow or DSO. The Free Cash Flow target applicable to the executive positions listed on Exhibit B is established and approved at the beginning of the fiscal year by the Compensation Committee. When the target is met, the Initial Calculation is unaffected. When the target is not met, the Initial Calculation is modified. For all other employees, DSO targets are established and approved for The Network and organizational units at the beginning of the fiscal year by the CFO and COO. When the target is met, the Initial Calculation is unaffected. When the target is not met, the Initial Calculation is modified.
•	Quality of Services or Work. When goals relating to quality of services or work are met or exceeded, the Initial Calculation (after any Free Cash Flow or DSO adjustment) is unaffected. When these goals are not met, the Initial Calculation is modified. Operating Group positions (as set out on Exhibit A) are rated based on quality of services of the participant’s applicable organizational unit, including factors such as licensure issues and restrictions. Network positions (as set out on Exhibits A and B) are rated based on an individual participant’s quality of work, including factors such as quality of management, achievement of assigned goals, completion of assigned projects, and contributions to the achievement of departmental or company goals. Supervisors will be asked to certify their ratings with respect to individual performance pertaining to quality of work. The applicable Operating Group President must certify a participant’s organizational unit’s rating for quality of service. Notwithstanding the foregoing, Operating Group Presidents will have discretion to reduce any individual’s Initial Calculation, as modified for quality of services, if the individual’s quality of work was unsatisfactory and therefore merits such a reduction. Any unallocated incentive compensation as a result of such reduction may be awarded by the applicable Operating Group President to one or more other participants in the Plan whose performance with respect to quality of work was exceptional in the judgment of the Operating Group President.

Calculation of Incentive Payouts
Plan participants are eligible to receive an incentive payout based on a percentage of their annualized base salary as of the last day of the fiscal year for which the incentive is being paid. The following steps apply in determining a participant’s incentive compensation payout:
1.	Make the Initial Calculation; i.e., calculate the incentive compensation payout attributable to Adjusted EBITDA/CTO and revenue performance based on management reporting conventions. This calculation excludes new start investments under immunity and acquisitions other than tuck-ins (i.e., purchase price of $3 million or less and easy to integrate, as determined by the Chief Executive Officer (“CEO”)).
2.	Factor in Free Cash Flow or Network/organizational unit DSO performance, as applicable, confirming or modifying the Initial Calculation, depending on outcome.
3.	Factor in the participant’s performance pertaining to quality of services or work, confirming or modifying the Initial Calculation, depending on outcome, and as adjusted for Free Cash Flow or DSO performance.
4.	Redistribute unallocated incentive dollars resulting from modifying payouts for Free Cash Flow, DSO, and quality performance.
5.	Redistribute unallocated incentive dollars resulting from Operating Group Presidents’ discretion to reduce individual awards for less than satisfactory quality of work.
For examples of incentive compensation payout calculations, refer to Annex 1.
Making the Initial Calculation
To make the Initial Calculation for a participant, the following formula applies.
Formula:
•	First, determine the participant’s target incentive compensation by multiplying the participant’s annualized base salary as of the last day of the fiscal year by the percentage applicable to his or her position (the Target IC Payout Opportunity set out on Exhibits A and B).
•	Second, determine the portion of the participant’s target incentive compensation attributable to actual Adjusted EBITDA/CTO performance by multiplying the participant’s target incentive compensation by 75 percent (i.e., Adjusted EBITDA/CTO weighting) and then by the adjusted percentage (the IC Payout Levels set out on Annex 1) associated with the Network’s and/or organizational unit’s actual Adjusted EBITDA/CTO results.
•	Third, determine the portion attributable to actual revenue performance by multiplying the participant’s target incentive compensation by 25 percent (i.e., revenue weighting) and then by the adjusted percentage (the IC Payout Levels set out on Annex 1) associated with the Network’s and/or organizational unit’s actual revenue results.
•	Last, sum the portions calculated for actual Adjusted EBITDA/CTO and revenue performance.

The IC Payout Level used in the Initial Calculation is the percentage payout that applies based on the level of actual Adjusted EBITDA/CTO and revenue performance achieved. At the beginning of each fiscal year, an Adjusted EBITDA/CTO and revenue performance table is established for The Network and each organizational unit. The table (an example of which can be found in Annex 1) sets out the target Adjusted EBITDA/CTO and revenue goals and a performance range of 92.5 to 107.5 percent of the targets. At each level of performance there is an associated IC Payout Level. Thus, the minimum actual performance required for an incentive compensation payout is 92.5 percent of the Adjusted EBITDA/CTO and revenue target goals, and the maximum actual performance factored into the calculation is 107.5 percent of the target goals. The IC Payout Level ranges from 50 to 150 percent, with budgeted or target incentive compensation at 100 percent. In cases where actual Adjusted EBITDA/CTO and/or revenue performance falls between two performance points in the table, the IC Payout Level used for the Initial Calculation will fall proportionately between the two IC Payout Level percentages in the table.
Using Free Cash Flow or DSO Performance to Confirm or Modify the Initial Calculation
A participant’s Initial Calculation may be modified for DSO performance or, in the case of executive positions listed on Exhibit B, for Free Cash Flow performance. If the Network or organizational unit meets its Free Cash Flow or DSO target, as applicable for the participant, the Initial Calculation is unaffected. If the Network or organizational unit fails to meet its Free Cash Flow or DSO target, the Initial Calculation is multiplied by 90 percent.
In confirming or modifying the Initial Calculation, the Free Cash Flow target applies to executive positions listed on Exhibit B, the Network DSO target applies to all other Network positions, and the organizational unit DSO target applies to Operating Group positions.
Using Quality of Services or Work to Confirm or Modify the Initial Calculation (as adjusted for Free Cash Flow or DSO performance)
The Initial Calculation may be further modified for quality performance. If a participant receives a rating of 4 (“meets or exceeds expectations”) for quality of services or work, the Initial Calculation, as modified for Free Cash Flow or DSO performance, is unaffected. If a participant receives a rating of 3 (“meets most expectations”) or less, the Initial Calculation, as modified for Free Cash Flow or DSO performance, is multiplied by 75 percent, 50 percent, or 0 percent, as set out on Annex 1. A participant’s supervisor must certify a participant’s rating for quality of work. The applicable Operating Group President must certify a participant’s organizational unit’s rating for quality of services and the exercise of any discretion to reduce an individual’s Initial Calculation, as modified, for less than satisfactory quality of work. Quality of service expectations, standards, and metrics are expected to be developed, approved, and disseminated from time to time by the COO and Operating Group Presidents. A participant’s supervisor sets quality of work expectations.

Redistribution of Unallocated Incentive Compensation
For incentive compensation that is not allocated as a result of modifying the Initial Calculation for DSO performance and/or quality of services or work, the unallocated dollar amounts may be redistributed to participants within the same operating group or within the positions listed as Network positions on Exhibits A and B. The applicable Operating Group President must approve redistribution of dollars within an operating group. The CEO must approve redistribution of dollars among Network positions. Incentive compensation that is not allocated as a result of modifying the Initial Calculation for Free Cash Flow performance may be redistributed at the discretion of the Compensation Committee.
In the Event that Calculated Payouts Exceed Funds Available to Pay Incentive Compensation
In the event that the total calculated incentive payouts, after taking into account modifications for Free Cash Flow, DSO, quality performance, and any discretionary redistributions of unallocated incentive compensation, exceed the funds that are available to pay incentive compensation as approved by the Compensation Committee, all payouts will be reduced proportionately based on the funds available.
Discretionary Incentive Pool
Each fiscal year, a discretionary pool will be budgeted equal to three percent of total budgeted incentive compensation. Based on actual Network Adjusted EBITDA and revenue performance, the discretionary pool will be adjusted so that it is three percent of the total potential pool. The discretionary pool may be used to increase incentive compensation payouts for participants whose calculated payouts may not adequately reflect their performance; for example, to a high performer within a state or other organizational unit that does not perform well. The CEO must approve all additions to incentive compensation payouts from the discretionary pool, except for additions to payouts for executive officers, as defined under the Securities Exchange Act of 1934, as amended (the “Executive Officers”), whose additions must be recommended by the CEO and approved by the Compensation Committee.
Administration
Plan Changes
The Compensation Committee must approve the Incentive Plan and any changes to the Plan.

Management of Financial and Other Goals
For each fiscal year, the Compensation Committee must approve:
•	The Network’s Adjusted EBITDA, revenue and DSO performance goals that will be used for measuring Network performance
•	The Network’s Free Cash Flow performance goal that will be used in calculating incentive compensation payouts for executive positions listed on Exhibit B
•	The Network’s actual performance results that will be used as the basis for calculating incentive compensation payouts
The CEO, CFO, and COO must approve goals and actual performance results for organizational units.
Incentive Compensation Payouts
Each fiscal year, the Compensation Committee must approve all incentive compensation payouts for Executive Officers. The CEO must approve all other incentive compensation payouts.
Approval of New Plan Entrants
The Compensation Committee must approve any new Executive Officer entering the plan and the applicable performance weightings and incentive compensation payout opportunities.
Approval of new entrants other than Executive Officers is based on whether: (i) an employee’s position has been approved for plan participation (as set out in Exhibit A), (ii) the employee earns at least $50,000 in base salary (as adjusted for the local labor market) and, (iii) for Program Manager and Program Director positions, the employee is responsible for programs with at least $250,000 expected CTO, as confirmed by the Operating Group CFO. In the case of an employee meeting the above criteria, entry in the Plan must be approved by both the Operating Group CFO (or, for Network positions, the CFO) and the Senior Director of Compensation & Benefits.
In the case of employees who do not meet the above criteria but are recommended for participation by the Operating Group CFO (or, for Network positions, the CFO), the Senior Director of Compensation & Benefits must review the position and make a recommendation to the COO and CFO as to whether the employee should be approved for participation and, if so, also recommend weightings and the level of incentive compensation payout opportunity. The COO and CFO have the final authority for approving new positions for participation.
Ongoing Eligibility Management
At the beginning of each fiscal year, a listing of all current eligible plan participants will be provided to Operating Group Presidents and CFOs and to Network department heads for review and confirmation. The list will include performance weightings and level of incentive compensation payout opportunity. Once reviewed, the list will be submitted to the CEO, CFO, and COO for approval. In addition, a list of Executive Officer participants and their performance weightings and level of incentive compensation payout opportunity will be submitted to the Compensation Committee for review and approval.

Participant Termination Provisions
Voluntary Terminations
Plan participants who terminate employment voluntarily before the actual payment date of incentive compensation, other than by retirement, will not be eligible for any incentive payout under the Plan, with the exception of unusual situations that are approved by the CEO or, in the case of payouts for Executive Officers, approved by the Compensation Committee.
Involuntary Terminations for Cause
Plan participants whose employment is involuntarily terminated for cause will not be eligible for any incentive payments under the Incentive Plan. “Cause” shall mean any of the following: (i) theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or any subsidiary, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or any subsidiary, or any third party, or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or any subsidiary; (ii) any act or acts of disloyalty, misconduct, or moral turpitude injurious to the interest, property, operations, or business reputation of the Company or any subsidiary; (iii) material violation of any agreement with the Company or any serious violation of the Company’s policies, including its Code of Conduct; or (iv) failure or inability (other than by reason of disability) to carry out effectively a participant’s duties and obligations to the Company and its subsidiaries or to participate effectively and actively in the management of the Company and its subsidiaries, as determined in the reasonable judgment of the CEO or, with respect to the CEO, the Compensation Committee.
Retirement and Death
Plan participants whose employment terminates because of retirement or death are eligible to receive an incentive compensation payout. The payout will be calculated based upon actual Network and organizational unit performance for the full fiscal year and quality of work, if applicable, for the portion of the year the individual was employed, and the resulting amount prorated for the portion of the year that was worked. Any incentive compensation payout that is earned will be paid at the normal payout date for all plan participants.
Special Provisions Relating to Position and Status Changes
Promotions and Job Transfers
Incentive plan goals and payout opportunities may be reestablished upon transfer or promotion to a new position. Unless otherwise determined by the CEO, incentive payouts will be calculated based upon the participant’s position and base salary as of the last day of the fiscal year.

Interruptions in Work
A long-term illness or disability will not affect the eligibility of an employee to participate in the Incentive Plan. Performance objectives will not be adjusted based on the work interruption, although actual performance achieved will be evaluated and the corresponding incentive payout will be prorated based upon the amount of time worked during the performance period.
“Disability” shall mean the inability, due to illness, accident, injury, physical or mental incapacity, or other disability, of any participant to carry out effectively his or her duties and obligations to the Company or to participate effectively and actively in the management of the Company for a period of at least 90 consecutive days or for shorter periods aggregating at least 90 days (whether or not consecutive) during any 180-day period, as determined in the reasonable judgment of the CEO, or in the case of an Executive Officer, the Compensation Committee.
Special assignments generally will not affect either the target goals or incentive payout, except as may be reflected in a participant’s performance review rating. However, if the special assignment is of a significant nature or duration, incentive plan goals may be reestablished and incentive earnings prorated based on the time spent in each position during the performance period.
Plan Year and Effective Date
The Plan year is the fiscal year, which starts on October 1st and ends on September 30th. The effective date of this plan is October 1, 2009. This Plan supersedes all other cash incentive compensation plans previously sponsored by The MENTOR Network.
Plan Amendments
The MENTOR Network reserves the right to amend this plan at any time, including termination of the Plan, without prior notice to plan participants.

Exhibit A: Eligibility, Weighting, and Target IC Opportunity for Management Positions

		Network and Organizational
	Target IC	Unit Performance Weighting
	Payout		Organizational
Position	Opportunity	Network	Unit
Operating Group Positions (Measured by Quality of Services)
Vice Presidents, Operations	25%	25%	75%
Executive Directors	20%	25%	75%
State Directors	15%	0%	100%
Deputy State Directors	10%	0%	100%
Program Directors/Managers (Must meet minimum of $250k CTO floor or have CFO and COO approval)	10%	0%	100%
Sr. Business Directors	20%	25%	75%
Business Directors	15%	25%	75%
Business Managers	10%	25%	75%
State Accounting Managers	10%	0%	100%
Operating Group level IT, QA, and HR Directors	15%	100%	0%
Network Positions (Measured by Quality of Work)
Vice Presidents	25%	100%	0%
Sr. Directors	20%	100%	0%
Directors	15%	100%	0%
Managers	10%	100%	0%
Designated Executive Group Business Analyst positions	10%	100%	0%
Note: Organizational Unit means operating sub group, state, or in the case of MN, regions within the state of MN, whichever is applicable to the individual participant. For example, for Executive Directors, unit means the operating sub group (i.e., group of states for which the Executive Director is responsible).

Exhibit B: Eligibility, Weighting, and Target IC Opportunity for Executive Positions

Target IC Payout
Position	Opportunity
CEO	50%
President	75%
Executive Vice Presidents	50%
Operating Group Presidents	50%
Senior Vice Presidents	50%
Note: For purposes of calculating incentive compensation payouts for executives, performance is based on Network performance with regard to Adjusted EBITDA, revenue, and Free Cash Flow. Quality of work is based on individual executive performance.

Annex 1: Examples of Incentive Compensation Payout Calculations
Incentive Compensation Payout Calculation
Example #1

Name	Johan Doe
Title	Program Manager
Salary	$50,000
Target IC Opportunity	10%

Performance Scale
CTO/Rev	IC Payout		IC Payout as
Perf. Level	Level		% of Salary

107.5%	150.0%		15.0%
106.0%	140.0%		14.0%
104.5%	130.0%		13.0%
103.0%	120.0%		12.0%
101.5%	110.0%		11.0%
100.0%	100.0%	TARGET	10.0%
98.5%	90.0%		9.0%
97.0%	80.0%		8.0%
95.5%	70.0%		7.0%
94.0%	60.0%		6.0%
92.5%	50.0%		5.0%

DSO — Performance Modifier

YES	Meets/Exceeds DSO Target	100%
NO	Does not meet DSO Target	90%

Quality/Performance Modifier

4	Meets/Exceeds Expectations	100%
3	Meets Most Expectations	75%
2	Needs Improvement	50%
1	Failed To Meet Expectations	0%

	Weighting			Target Goals		Actual Performance		Achieved		Adjustors
Performance	State	Network	Total	State	Network	State	Network	State	Network	State	Network
Measures	100%	0%	100%
CTO	75%	0.0%	75%	5,570		5,836		104.8%	0.0%	131.8%	0.0%
Revenue	25%	0.0%	25%	37,707		37,753		100.1%	0.0%	100.8%	0.0%
DSO				45		47		NO		90.0%
Quality				4		3		NO		75.0%

		Initial Calculation
Salary	$50,000	CTO		Revenue		Total	DSO	Adjusted	Quality	Adjusted
Target IC %	10%	State	Network	State	Network	Combined	Modifier	Payout	Modifier	Payout

Target IC $	$5,000	$3,750	$—	$1,250	$—	$5,000	—	$5,000	—	$5,000

Adjustors		131.8%		100.8%			90%		75%

IC Payout $		$4,944	$—	$1,260	$—	$6,204	$(620)	$5,584	$(1,396)	$4,188
IC Payout Level						124.1%		111.7%		83.8%
IC Payout as % of Salary						12.4%		11.2%		8.4%

Incentive Compensation Payout Calculation
Example #2

Name	Jayne Doe
Title	Business Director
Salary	$75,000
Target IC Opportunity	15%

Performance Scale
CTO/Rev	IC Payout		IC Payout as
Perf. Level	Level		% of Salary

107.5%	150.0%		22.5%
106.0%	140.0%		21.0%
104.5%	130.0%		19.5%
103.0%	120.0%		18.0%
101.5%	110.0%		16.5%
100.0%	100.0%	TARGET	15.0%
98.5%	90.0%		13.5%
97.0%	80.0%		12.0%
95.5%	70.0%		10.5%
94.0%	60.0%		9.0%
92.5%	50.0%		7.5%

DSO — Performance Modifier
YES	Meets/Exceeds DSO Target	100%
NO	Does not meet DSO Target	90%

Quality/Performance Modifier
4	Meets/Exceeds Expectations	100%
3	Meets Most Expectations	75%
2	Needs Improvement	50%
1	Failed To Meet Expectations	0%

	Weighting			Target Goals		Actual Performance		Achieved		Adjustors
Performance	State	Network	Total	State	Network	State	Network	State	Network	State	Network
Measure	75%	25%	100%
CTO	56%	19%	75%	7,820	104,461	8,104	101,260	103.6%	96.9%	124.2%	79.6%
Revenue	19%	6%	25%	57,143	919,547	58,243	911,748	101.9%	99.2%	112.8%	94.3%
DSO				48		52		NO		90.0%
Quality				4		4		YES		100.0%

		Initial Calculation
Salary	$75,000	CTO		Revenue		Total	DSO	Adjusted	Quality	Adjusted
Target IC %	15%	State	Network	State	Network	Combined	Modifier	Payout	Modifier	Payout

Target IC $	11,250	$6,328	$2,109	$2,109	$703	$11,250	—	$11,250	—	$11,250

Adjustors		124.2%	79.6%	112.8%	94.3%		90%		100%

IC Payout $		$7,860	$1,678	$2,380	$663	$12,582	$(1,258)	$11,324	—	$11,324
IC Payout Level						111.8%		100.7%		100.7%
IC Payout as % of Salary						16.8%		15.1%		15.1%